EXHIBIT 16.1

DAVIDSON & COMPANY [LOGO]	Chartered Accountants	A Partnership of Incorporated Professionals

April 3, 2003

Office of the Chief Accountant
 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, DC
 USA 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated March 31, 2003 of Nomadic Collaboration International, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contain therein.

Yours truly,

“DAVIDSON & COMPANY”

DAVIDSON & COMPANY
 Chartered Accountants

cc: Nomadic Collaboration International, Inc.

A Member of SC INTERNATIONAL

1200 — 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
Telephone (604) 687-0947 Fax (604) 687-6172